Exhibit 99.1

Triad Guaranty Inc. Takes Next Steps To Enter Canadian Market

WINSTON-SALEM, N.C. and Toronto (May 29, 2007) - Triad Guaranty Inc., (Nasdaq: TGIC), announced that its newest subsidiary, Triad Guaranty Insurance Corporation Canada (Triad Guaranty Canada), has received its Order to Commence and Carry On Business from Canada’s Office of the Superintendent of Financial Institutions (OSFI).

Triad Guaranty Canada is in the process of receiving its provincial licenses so that it can begin to actively market its products in Canada.

According to Greg McKenzie, president and chief executive officer, Triad Guaranty Canada, “As we secure our provincial licenses, our core values of product innovation, customer service and risk management remain critical building blocks that will be tailored to the particular needs of the Canadian market. Our goal, as stated by Mark Tonnesen, president and chief executive officer of our parent company, is to offer value and convenience to the Canadian customer.”

Triad Guaranty Inc.’s wholly-owned subsidiaries, Triad Guaranty Insurance Corporation and Triad Guaranty Canada are mortgage insurers providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company’s web site at www.triadguaranty.com

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SOURCE:	Triad Guaranty Inc.

CONTACT:	US: Jerrold C. Schwartz, Vice President, Marketing, Triad Guaranty Insurance Corporation, 336-723-1282 ext. 1122 or jschwartz@tgic.com

Canada: Greg McKenzie, President and CEO, Triad Guaranty Canada, 888-648-7423 or gmckenzie@tgic.com

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